Exhibit 16(4)(a):  Flexible Premiuim Deferred Combnation Variable and Fixed Annuity Contract (IU-IA-4040)

Voya Insurance and Annuity Company
[Des Moines, Iowa]
Customer Service		Important terms and definitions used in this
[P.O. Box 9271		Contract appear on page 6.
909 Locust Street
Des Moines, Iowa 50306-9271]
[1-888-854-5950]

Contract Number	Initial Premium
[R123456]	[$10,000.00]
Annuitant(s)	Age of Annuitant(s)	Sex of Annuitant(s)
[Thomas J. Doe]	[55]	[Male]

Owner/Joint Owner	Age of Owner/Joint Owner	Residence State
[John Q. Doe]	[35]	[Iowa]

Contract Date	Issue State
[July 1, 2014]	[Iowa]
Annuity Commencement Date	Annuity Plan
[July 1, 2054]	[Payments for Life with 10 Year Period Certain]
Separate Account(s)
[Separate Account B]
[New Separate Account]

FLEXIBLE PREMIUM DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY CONTRACT

In this Contract “you” or “your” refers to the Owner shown above. “We”, “our”, “us” or the “Company” refers to Voya Insurance and Annuity Company.

READ THIS CONTRACT CAREFULLY. This is a legal contract between you and us.

RIGHT TO EXAMINE AND RETURN THIS CONTRACT

You may return this Contract by mailing or delivering it to Customer Service at the address shown above or to the producer through whom you purchased it within fifteen days (or thirty days if this is a replacement contract as defined by applicable state regulation) after the date you receive it. If so returned, we will promptly pay you the Accumulation Value, which may be more or less than the Initial Premium paid. If you are unsure whether your Contract is a replacement contract, please contact Customer Service at the phone number or address set forth above.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL CUSTOMER SERVICE AT [1-888-854-5950] FOR INQUIRIES, INFORMATION OR ASSISTANCE.

[/s/ Megan Huddleston	] [/s/ Michael S. Smith		]
[Secretary]		[President]

If you take a Withdrawal from or Surrender the Contract, Surrender Charges may apply. Surrender Charges, when applied, will reduce the amount paid to you. Surrender Charges will not apply under certain conditions. Payments and values, when based upon the investment experience of the Variable Subaccounts, are variable and not guaranteed as to a fixed dollar amount. Contract values allocated to Indexed Segments may be affected by an external index; however, such Contract values do not directly participate in any equity investments.

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of Voya Insurance and Annuity Company.

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1. CONTRACT SCHEDULE

Free Amount Percentage	[10%]
Maximum Ownership Change Age	[80]
Minimum Withdrawal Amount	[$2,500]
Minimum Remaining Cash Surrender Value Amount	[$2,000]
Minimum Annuity Payment Amount	[$20]
Minimum Additional Premium Amount	[$1,000]
Maximum Cumulative Premium	[$1,000,000]
Interim Segment	[Fixed Rate Strategy]
Fixed Rate Strategy - Initial Interest Rate	[1.00%]
Fixed Rate Strategy - Minimum Guaranteed Interest Rate	1.00%
Fixed Rate Strategy – Initial Guaranteed Surrender Value
Interest Rate	[1.00%]
Indexed Strategy – Minimum Cap Rate	[0.25%]
Variable Separate Account Fee	[XX.XX% charged daily]
Excess Transfer Fee	[$XX.XX]

When you elect to allocate Premium to one or more Indexed Segments, provided the Segment Participation Requirements are met, your Premium is held in the Interim Segment until the Segment Start Date, which is the day on which an Indexed Segment begins and occurs on the 25th day of the month for the applicable Indexed Segment Term. Subsequent Premium will be allocated according to these allocation instructions unless you direct otherwise. See Section 4.3 for further details.

Your Premium allocation instructions on the Contract Date are listed below:
Premium Allocation Percentage
Interim Segment – Dollar Cost Averaging	[xx%]

Indexed Segments	Premium Allocation	Rate
	Percentage	Threshold
[S&P 500 Indexed Point to Point Cap] [Segment Term]
[Buffer]	[xx%]	[xxxx%]
[S&P 500 Indexed Point to Point Cap] [Segment Term]	[xx%]	[xxxx%]
[Buffer]
[EURO STOXX 50® ][Segment Term] [Buffer]	[xx%]	[xxxx%]

Variable Subaccounts	Premium Allocation Percentage
[Variable Subaccounts]	[xx%]

[The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Voya Insurance and Annuity Company. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Voya Insurance Annuity Company. The product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the product or any member of the public regarding the advisability of investing in securities generally or in the product particularly or the ability of the S&P 500 Index to track general market

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performance. S&P Dow Jones Indices’ only relationship to Voya Insurance and Annuity Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Voya Insurance and Annuity Company or the product. S&P Dow Jones Indices have no obligation to take the needs of Voya Insurance and Annuity Company or the owners of the product into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the product or the timing of the issuance or sale of the product or in the determination or calculation of the equation by which the product is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the product. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the product currently being issued by Voya Insurance and Annuity Company, but which may be similar to and competitive with the product. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY VOYA INSURANCE AND ANNUITY COMPANY, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF

THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND VOYA INSURANCE AND ANNUITY COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

[EURO STOXX 50® DISCLAIMER LANGUAGE TO BE INSERTED HERE]
A. Charges
If you take a Withdrawal from or Surrender the Contract, Surrender Charges may apply. The amount of
Surrender Charge is a percentage of the Premium withdrawn or surrendered.
Surrender Charge Schedule:
[Number of Full Years Since Premium
Date	1	2	3	4	5	6	7	8 +
Surrender Charge Percentages	8%	8%	7%	6%	5%	4%	3%	0%]
See Section 5.7 for details.

B.	Maturity Age: [95]
C.	Maximum Premium Age: [85]
D.	Annuity Plan Tables

The following tables show the minimum monthly payments for each [$1,000] applied under the Annuity Plan, assuming fixed payments with a net investment return of [1.0%], using the [IAM 2012 Basic Table ALB]. We may pay a higher rate of return at our discretion.

Annuity Payments made on a basis other than monthly and for Annuity Plans, ages or number of years not shown will be calculated on the same basis as those shown and may be obtained from us by contacting Customer Service at the address or phone number set forth on the first page of this Contract.

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		Annuity Plan A Table: Fixed Period
Beginning of Month Payments Per $1,000
Years	Annuity	Years	Annuity	Years	Annuity
Payable	Payment	Payable	Payment	Payable	Payment
5	$17.07	14	$6.37	23	$4.05
6	14.30	15	5.97	24	3.90
7	12.31	16	5.63	25	3.76
8	10.83	17	5.32	26	3.63
9	9.67	18	5.05	27	3.51
10	8.75	19	4.81	28	3.40
11	7.99	20	4.59	29	3.30
12	7.36	21	4.39	30	3.21
13	6.83	22	4.21

		Annuity Plan B Table: Life Income (Single Annuitant)
Beginning of Month Payments Per $1,000
Age of Payee
When			Life with 10 Year Period		Life with 20 Year Period
Payments	Life Only			Certain		Certain
Begin	Male	Female	Male	Female	Male	Female
50	$2.91	$2.75	$2.90	$2.74	$2.84	$2.70
55	3.29	3.09	3.26	3.07	3.15	3.00
60	3.79	3.53	3.73	3.50	3.51	3.34
65	4.44	4.12	4.33	4.04	3.89	3.73
70	5.38	4.93	5.12	4.76	4.25	4.11
75	6.78	6.12	6.12	5.69	4.48	4.40
80	8.92	7.96	7.22	6.79	4.57	4.54
85	12.31	10.82	8.11	7.79	4.59	4.58

E. Attached Endorsements on Contract Date

[Name of all attached Endorsements on the Contract Date]

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2. IMPORTANT TERMS AND DEFINITIONS

Accumulation Value is the sum of the value of the Fixed Rate Strategy, each Indexed Segment and each Variable Subaccount to which Premium is allocated. See Section 5.3 for further information.

Additional Premium means any payment, other than the Initial Premium, made by you and accepted by us for this Contract. We will accept Additional Premium, subject to the restrictions set forth in Section 4.1, if the Annuitant or the Owner (if a natural person) has not reached the Maximum Premium Age shown in the Contract Schedule, when the Additional Premium is received.

Allocation Anniversary means the same date as the applicable Allocation Date each year. If the Allocation Date is February 29th, in non-leap years the Allocation Anniversary shall be March 1st.

Allocation Date means the date on which each Premium or Indexed Strategy or Variable Subaccount value is first invested in the Fixed Rate Strategy.

Allocation Year means the period beginning on an Allocation Anniversary and ending on the day before the following Allocation Anniversary.

Allocation Instructions are the instructions you have given us for how Premiums and Fixed Strategy, Indexed Segment and Variable Subaccount values should be allocated to the various Indexed Segments and Variable Subaccounts.

The Annuitant is the individual designated by you upon whose life Annuity Payments will be based. There may be two Annuitants. The Annuitant(s) on the Contract Date is shown on the first page of this Contract. See Section 3.3 for additional details.

The Annuity Commencement Date is the date on which Annuity Payments commence and the latest Annuity Commencement Date is shown on the first page of this Contract.

Annuity Payments are periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

The Annuity Plan is an option elected by you (or, if none is elected, is the Annuity Plan identified on the first page of this Contract) that determines the frequency, duration and amount of the Annuity Payments.

Beneficiary means the individual or entity you select to receive the Death Benefit.

Buffer means the maximum percentage loss in an Index that is absorbed by us on a Segment End Date, before the Indexed Segment will lose value.

Business Day means any day that the New York Stock Exchange (“NYSE”) is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission (“SEC”) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

The Cap Rate is the maximum percentage growth that an Indexed Segment may realize over the Segment Term. The Cap Rate will never be less than the Minimum Cap Rate shown in the Contract Schedule.

Cash Surrender Value is the amount you receive upon Surrender of this Contract, which equals the greater of: (1) the Accumulation Value, minus any applicable Surrender Charges; or (2) the sum of the value of each Indexed Segment, each Variable Subaccount and the Fixed Strategy Minimum Guaranteed Value, minus any applicable Surrender Charges. See Sections 5.4, 5.5, 5.6 and 6.1 for additional details.

Code means the Internal Revenue Code of 1986, as amended.

The Contingent Annuitant is the individual who is not an Annuitant and will become the Annuitant if all named Annuitants die prior to the Annuity Commencement Date and the Death Benefit is not otherwise payable.

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Contract means this Flexible Premium Deferred Combination Variable and Fixed Annuity Contract.

The Contract Anniversary is the same day and month each year as the Contract Date. If the Contract Date is February 29th, in non-leap years the Contract Anniversary will be March 1st.

Contract Date means the date on which this Contract becomes effective. The Contract Date is shown on the first page of this Contract.

A Contract Year is the period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

The Death Benefit is the amount payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of any Annuitant) prior to the Annuity Commencement Date.

Endorsements are attachments to this Contract that add to, amend, change, modify or supersede the Contract’s terms or provisions.

Excess Surrender means any Withdrawal taken in a Contract Year above the Free Amount Percentage shown in the Contract Schedule.

Excess Transfer means any transfer among the Variable Subaccounts after twelve transfers have occurred within any Contract Year.

Extended Medical Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying Medical Professional.

The Free Amount Percentage is the percentage of the Accumulation Value you may withdraw without any Surrender Charge. The amount that may be withdrawn without any Surrender Charge is determined by multiplying the Accumulation Value on the date of the first Withdrawal during the Contract Year by the Free Amount Percentage shown in the Contract Schedule.

A Full Year begins on the Premium Date and ends on the day preceding the same date in the next calendar year.

Fixed Interest Rate is the declared annual interest rate applicable to the Fixed Rate Strategy. The Fixed Interest Rate is declared daily. The Fixed Interest Rate will be at least equal to the Minimum Guaranteed Interest Rate shown on the Contract Schedule, and we may, in our discretion, declare a higher rate.

Fixed Rate Strategy is the strategy that applies the declared Fixed Interest Rate to the applicable Premium or reallocation of Indexed Segment value into this strategy. See Section 5.4 for additional details.

General Account means an account which contains all of our assets other than those held in separate account(s).

Hospital or Nursing Home means a hospital or a skilled care or intermediate care nursing facility, operating as such according to applicable law and at which medical treatment is available on a daily basis. This does not include a rest home or other facility whose primary purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care.

Index is the securities, bond, exchange traded fund (“ETF”) or other index used to determine the Index Change as described in Section 5.5.

An Indexed Segment is an investment option for which the performance is determined based upon a specific Index, Segment Term, Buffer, and Cap Rate. The Index, Segment Term, Buffer and Cap Rate are sometimes referred to herein as the “Indexed Segment characteristics.”

Initial Premium means the payment made by you to us to put this Contract into effect.

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The Interim Segment is the Fixed Rate Strategy or a specified Variable Subaccount that is used for administrative purposes as a “holding” account for Premium before being allocated to the various Indexed Segments and Variable Subaccounts. The Interim Segment designated by us is identified in the Contract Schedule.

An Irrevocable Beneficiary is a Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.

A Joint Owner is an individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership. Both Joint Owners must agree to any change or the exercise of any rights under the Contract. The Joint Owner may not be an entity and may not be named if the Owner is an entity. The Joint Owner, if any, on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

The Maturity Age is the age upon which the Annuity Commencement Date is based and is shown in the Contract Schedule.

Notice to Us means notice made in a form that: (1) is approved by, or is acceptable to, us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by us at Customer Service at the address specified on the first page of this Contract. Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

Notice to You means written notification mailed to your last known address. A different means of notification may also be used if you and we mutually agree. When action is required by you, the timeframe and manner for response will be specified in the notice.

The Owner means you, the person (persons if there is a joint Owner, or entity(ies) if the Owner is not an individual) who is entitled to exercise the rights incident to ownership. The Owner on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Premium means collectively the Initial Premium and any Additional Premium. Additional Premium may be accepted by us until the Maximum Premium Age as shown in the Contract Schedule.

Premium Date is the date a Premium is applied to this Contract.

Proof of Death means the documentation we deem necessary to establish death including, but not limited to: (1) a certified copy of a death certificate; (2) a finding of a court of competent jurisdiction as to the cause of death; or (3) any other proof that we deem in our discretion to be satisfactory to us.

Qualifying Medical Professional means a legally licensed practitioner of the healing arts who: (1) is acting within the scope of his or her license; (2) is not a resident of your household or that of the Annuitant; and (3) is not related to you or the Annuitant by blood or marriage.

A Rate Threshold is the minimum declared Cap Rate for an Indexed Segment that must be met in order for Premium to be allocated from the Interim Segment to the Indexed Segment on the Segment Start Date.

Renewal Allocation means the reallocation of the value of a maturing Indexed Segment to a new Indexed Segment upon completion of a Segment Term.

The Right to Examine and Return This Contract Period is the period of time during which you have the right to return the Contract for any reason, or no reason at all, and receive the payment as described in the Right to Examine and Return This Contract provision appearing on the first page of this Contract.

The Segment End Date is the day on which a Segment Term ends and occurs on the 24th day of the month for the applicable Segment Term.

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Segment Participation Requirements are the requirements that must be met before Premium or Interim Segment value may be allocated from the Interim Segment to an Indexed Segment.

A Segment Premium is the amount of your initial allocation to an Indexed Segment, adjusted for Withdrawals.

The Segment Start Date is the day on which an Indexed Segment begins and occurs on the 25th day of the month for the applicable Segment Term.

A Segment Term is a period equal to one or more years that begins on the Segment Start Date and ends on the Segment End Date.

A Surrender is a transaction in which all the Cash Surrender Value is taken from the Contract

A Surrender Charge is a charge applied to certain Withdrawals, and to a Surrender, that will reduce the Accumulation Value. Each Premium will be subject to its own Surrender Charge schedule, beginning on the Premium Date. The amount of the Surrender Charge is a percentage of the Premium withdrawn or surrendered from the Contract. The percentage imposed at the time of a Withdrawal or Surrender depends on the number of complete years that have elapsed since the Premium Date. Surrender Charges on amounts withdrawn or surrendered will be calculated based on the order that Premiums are received on a first in first out basis. See Section 5.7 for additional details.

Surrender Charge Period means the number of years that a Surrender Charge applies to a Premium.

Terminal Condition means an illness or injury that results in a life expectancy of twelve months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.

Valuation Period means the time from the close of regular trading on the New York Stock Exchange on one Business Day to the close of regular trading on the next succeeding Business Day.

The Variable Separate Account is a segregated asset account established by us to fund variable annuity contracts. The Variable Separate Account is registered as a unit investment trust under the Investment Company Act of 1940 and meets the definition of “separate account” under the federal securities laws.

The Variable Subaccounts are divisions of the Variable Separate Account, and each invests in a corresponding underlying mutual fund, unit investment trust or other investment portfolio.

A Withdrawal is a transaction in which part of the Cash Surrender Value is taken from the Contract.

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3. INTRODUCTION TO THE CONTRACT
3.1	The Contract
This Contract, and any attached application, amendments, Riders or Endorsements, constitute the entire contract between you and us. It is issued in consideration of the Initial Premium.

Only our President, a Vice President or Secretary is authorized to change or modify any of this Contract’s terms, provisions or requirements. Any such change must be in writing. We may make changes to this Contract if required by law, including any changes necessary to continue to qualify such Contract as an annuity contract under applicable law. An Endorsement added to comply with applicable law does not require your consent but is subject to regulatory approval. Any such changes will apply uniformly to all contracts that are affected.

The provisions of this Contract shall, in all events, be construed to comply with applicable U.S. federal income tax requirements including the requirements of Section 72(s) of the Code.
3.2	The Owner

The Owner owns the Contract and is entitled to exercise the rights incident to ownership. You are the Owner of this Contract. There may be Joint Owners; however, if there is more than one Owner, both Owners must agree to any exercise of the rights under this Contract.

You may change the ownership of this Contract at any time prior to the Annuity Commencement Date, provided the new Owner’s age is not greater than the older of the Maximum Ownership Change Age shown in the Contract Schedule or the age of the current Owner. Any change, addition or deletion of an Owner is treated as a change of ownership. To change ownership, you must provide Notice to Us of such change. Change of ownership will take effect as of the date we receive Notice to Us.

3.3	The Annuitant

The Annuitant is the individual upon whose life the Annuity Payments are based. The Annuitant must be a natural person designated by you at the time this Contract is issued and cannot be changed while he or

she	is living. There may be two Annuitants.
In	addition to the Annuitant, you may also name a Contingent Annuitant. The Contingent Annuitant cannot
be	changed while he or she is living.
If	at the time of any Annuitant’s death the Owner is not a natural person, the death of such Annuitant prior
to	the Annuity Commencement Date will be treated as the death of an Owner as described in Section 6.3.
If	the Owner is a natural person and all Annuitants die prior to the Annuity Commencement Date (and no
Contingent	Annuitant is named), the Owner will become the Annuitant. If there are Joint Owners, the
youngest	Owner will become the Annuitant provided he or she has not reached the Annuity
Commencement	Date shown in the Contract Schedule on the date of the Annuitant’s death. If the
youngest	Owner has reached the Annuity Commencement Date as of the date of the Annuitant’s death,
then	the Owner must name an individual that has not reached the Maturity Age as an Annuitant.
3.4	The Beneficiary
The	Beneficiary is an individual or entity designated by you to receive the Death Benefit. A Beneficiary
may	be changed at any time prior to the Annuity Commencement Date unless you designate such
Beneficiary	as an Irrevocable Beneficiary. An Irrevocable Beneficiary cannot be changed without the
consent	of the Irrevocable Beneficiary. You may designate one or more (i) primary Beneficiaries and (ii)
contingent	Beneficiaries. These classes set the order under which the Death Benefit is paid. If all of the
primary	Beneficiaries die before any Owner (or, if the Owner is not a natural person, any Annuitant), the
contingent	Beneficiary shall take the place of, and be deemed to be, the primary Beneficiary, and the
Death	Benefit will be paid to the contingent Beneficiary. If there are multiple Beneficiaries, the Death
Benefit	shall be paid in equal shares to all Beneficiaries in the same class (primary or contingent, as
applicable)	unless you provide Notice to Us directing otherwise.

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If there are Joint Owners, at the death of the first Owner, any surviving Owner shall take the place of, and be deemed to be, the primary Beneficiary. This will override any other Beneficiary designation.

If there is a single natural Owner and all Beneficiaries die before the Owner, or if no Beneficiary has been designated at the time of the Owner’s death, the Owner’s estate will be deemed to be the primary Beneficiary.

If the Owner is not a natural person and all Beneficiaries die before any Annuitant, or if no Beneficiary has been designated at the time of any Annuitant’s death, the Owner will be deemed to be the primary Beneficiary.

We will deem any Beneficiary to have predeceased the Owner if:

(1)	Such Beneficiary died at the same time as the Owner;
(2)	Such Beneficiary died within twenty-four hours after the Owner’s death; or
(3)	There is not sufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

To make a Beneficiary change, you must provide Notice to Us. Unless you specify otherwise, such change cancels any existing Beneficiary designations in the same class (primary or contingent) and will take effect as of the date Notice to Us is received.

The rights of any Beneficiary (if a natural person), including an Irrevocable Beneficiary, will end if he or she dies prior to the Owner and will pass to any other Beneficiary (which, if a natural person, must be then living) as described in this Section 3.4 unless you provide Notice to Us directing otherwise.

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4. PREMIUMS

4.1 Premium

You must pay the Initial Premium in order to make this Contract effective. The amount of the Initial Premium is shown on the first page of this Contract.

We retain the right, in our discretion, to refuse to accept any Additional Premium.

Any Additional Premium must be received by Customer Service at the address shown on the first page of this Contract and is subject to the following limitations: (1) Each payment of Additional Premium must be at least the Minimum Additional Premium Amount shown in the Contract Schedule; and

(2)

The sum of all Premiums paid or the accumulation value under all annuity contracts you have with us, including this Contract, is less than the Maximum Cumulative Premium shown in the Contract Schedule, unless we approve a higher amount.

4.2 Premium Allocation

You may allocate the Premium among the available Indexed Segments and Variable Subaccounts, subject to the restrictions described below. We reserve the right to allocate the Premium received before expiration of the Right to Examine and Return This Contract Period to the Interim Segment. If we do so, upon expiration of the Right to Examine and Return This Contract Period, the value of the Interim Segment will be allocated in accordance with your instructions.

Except as otherwise noted in the preceding paragraph, Additional Premium, if accepted, will be allocated among the Fixed Rate Strategy, Indexed Segments and/or Variable Subaccounts according to the most recent allocation instructions you have provided to us. See Section 4.3.

Premium allocations will be made as of the earlier of 4 P.M. Eastern Time and close of business on the Business Day such Premium is received by us. Any Premium received by us after the close of regular trading on the New York Stock Exchange will be allocated as of the close of business on the next Business Day.

4.3 Allocations to Indexed Segments

You may allocate Premium and the value of the Fixed Rate Strategy and each Variable Subaccount to any of the available Indexed Segments, and interest will be credited to the Indexed Segment’s value based on the Indexed Segment’s particular crediting strategy. You may change the allocation instructions with respect to all or a portion of future Premium and Accumulation Value at any time by sending Notice to Us.

Initial Allocations

When you initially allocate Premium to one or more Indexed Segments, your Premium is held in the Interim Segment until the Segment Start Date. If a Segment Start Date is on a non-Business Day, Index Values will be based on the Index Values as of the close of the most recent previous Business Day.

On the Segment Start Date, each Premium is allocated (after deduction of any charges that may apply) to a Indexed Segment in accordance with the allocation instructions in effect on the Segment Start Date, provided that the Participation Requirements are met for the Indexed Segments. If Premium is to be allocated to multiple Indexed Segments, Premium will be allocated only to those Indexed Segments whose Participation Requirements are met.

Segment Participation Requirements

The following Segment Participation Requirements must be met on a Segment Start Date in order for Premium or value of the Fixed Rate Strategy, each Indexed Segment or each Variable Subaccount to be allocated to an Indexed Segment:

(1)	The Indexed Segment is available;
(2)	The Indexed Segment does not have a Segment Term that extends beyond your Annuity Commencement Date; and

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(3) The declared Cap Rate for the Indexed Segment is equal to or greater than the Rate Threshold (described below), if any, which you may have set.

In general, any Premium that is not allocated to an Indexed Segment because the Participation Requirements have not been met will remain invested in the Interim Segment until you provide new allocation instructions or until the first Segment Start Date on which the Participation Requirements are met. However, if Participation Requirements have not been met because the Indexed Segment has been terminated, or if the new Segment End Date would be later than the Annuity Commencement Date, the amount will remain allocated in the Interim Segment.

Rate Threshold

You may set a Rate Threshold with respect to the allocations to an Indexed Segment. Although you may set a different Rate Threshold for Indexed Segments with different Indexed Segment characteristics, you may only set one Rate Threshold per Indexed Segment with the same Indexed Segment characteristics. A Rate Threshold will remain in effect with respect to the Indexed Segment until changed. We may discontinue the availability of Rate Thresholds with advance Notice to You, and any discontinuance will apply to new Indexed Segments started after the date of discontinuance.

Premium Allocation Instructions

We will use the most recent Premium allocation instructions you have provided to us when allocating Premium to available Indexed Segments and Variable Subaccounts, provided that the Segment Participation Requirements, if applicable, are met. You may change your allocation instructions at any time by sending Notice to Us. Changes will be effective for new Premiums we receive beginning on the Business Day following our receipt. If the Segment Participation Requirements are not met, the Premium will remain invested in the Interim Segment.

Renewal Allocation Instructions

Upon maturity of an Indexed Segment, the value for a maturing Indexed Segment will be reallocated to an Indexed Segment with the same Indexed Segment characteristics beginning on the new Segment Start Date. If the Segment Participation Requirements are not met for the new Indexed Segment, the value for the maturing Indexed Segment will be invested in the Interim Segment. We will notify you prior to a Segment End Date. You may provide different Renewal Allocation instructions by providing Notice to Us prior to the Segment End Date. Any new Renewal Allocation Instructions are subject to the terms and conditions in existence for any Indexed Segments available at that time, including, but not limited to, the then applicable Cap Rates, which may differ from the Cap Rates applicable to maturing Indexed Segments.

Indexed Segment Changes

We reserve the right to add Indexed Segments and new Segment Start Dates. We may cease to offer a specific Indexed Segment or cease to accept Renewal Allocations to a specific Indexed Segment at any time.

We reserve the right, with advanced written notice, to change the Segment Start Date and/or Segment End Dates for new Indexed Segments, to change the frequency with which we offer new Segment Start Dates and to temporarily suspend or stop offering new Segment Start Dates. Notwithstanding the foregoing, we will always offer at least one Indexed Segment for Premium and Renewal Allocations.

If we suspend the offering of new Segment Start Dates, amounts designated to be allocated to an Indexed Segment will be invested in the Interim Segment until the next Segment Start Date for the Indexed Segment with the same Indexed Segment characteristics as the terminating Indexed Segment or until you provide Notice to Us of a change to your allocation instructions.

Transfers of value between Indexed Segments or from an Indexed Segment to the Variable Subaccounts are not permitted before a Segment End Date.

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4.4	Allocations to the Variable Subaccounts
	You	may allocate Premium and the value of the Fixed Rate Strategy and each Indexed Strategy, subject
	to	the transfer limits described above, to any of the available Variable Subaccounts, and the value thereof
	will	be calculated as described in Section 5.6.
	Transfers	among Variable Subaccounts
	Subject	to the limitations set out herein, on any Business Day thirty days or more after the Contract Date
	and	prior to the Annuity Commencement Date, you may transfer the Variable Subaccount value among
	available	Variable Subaccounts. You may not transfer Variable Subaccount value among available
	Variable	Subaccounts on or after the Annuity Commencement Date under any other Annuity Plan. To
	make	a transfer, you must provide Notice to Us.
	If	you make an Excess Transfer, you may be assessed an Excess Transfer Fee. An Excess Transfer is
	any	transfer after twelve transfers in one Contract Year. Transferred values may be reduced by Excess
	Transfer	Fees and redemption fees, if any, imposed by the underlying investment portfolio in which a
	Variable	Subaccount invests. See Section 5.6.
	Transfers	will occur as of the close of business on the Business Day we receive your request. However,
	any	transfer requests received by us after the close of regular trading on the New York Stock Exchange
	will	take effect as of the close of business on the next Business Day.
	We	will monitor transfer activity and will restrict transfers that constitute excessive trading. You may not
	make	more than one purchase and sale of the same Variable Subaccount within a sixty day period or
	more	than five such purchases and sales within any twelve month period. We may modify these
	restrictions,	or the standard as it may apply to a particular Variable Subaccount, at any time without prior
	notice,	depending on, among other factors, the needs of the underlying investment portfolio(s) in which the
	Variable	Subaccount(s) invest, the best interest of the Contract Owners, and/or state and federal
	regulatory	requirements. If this standard is modified, it will be applied uniformly to all Contracts or as
	applicable,	to all Contracts investing in the underlying investment portfolio. We will notify you of any such modification.
	Transfers	to and from the Interim Segment will not be considered an Excess Transfer.
4.5	Dollar Cost Averaging
	You	may elect, by providing Notice to Us, that all or a portion of your Premium or Accumulation Value be
	invested	in the Interim Segment from which we will automatically transfer a scheduled portion of such
	Premium	or Accumulation Value to one or more of the Indexed Segments and/or Variable Subaccounts,
	on	a monthly basis over a period not to exceed 12 months. Your right to elect dollar cost averaging is
	subject	to the following:
	(1)	The Segment Participation Requirements detailed in Section 4.3 are met, except that you may not designate a Rate Threshold in connection with transfers made pursuant to dollar cost averaging;
	(2)	You must specify the Indexed Segments and/or Variable Subaccounts to which the transfers are to be made;
	(3)	For allocations to an Indexed Segment or Variable Subaccount, the transfer date will be the next Segment Start Date. No dollar cost averaging will be made after the Annuity Commencement Date;
	(4)	You elect the amount to be transferred. The minimum monthly transfer amount is $100; and
(5)

If, on any transfer date, the value in the Interim Account is equal to or less than the scheduled transfer amount, the entire balance remaining in the Interim Segment will be transferred and this option will end.

	Transfers	made pursuant to dollar cost averaging are not subject to any Excess Transfer Fees. You may
	discontinue	or modify the option at any time by providing Notice to Us at least 7 days before the next
	scheduled	transfer. We may, at our discretion, discontinue the dollar cost averaging program. If we do so
	and	you are in an existing program, it will cease upon the scheduled transfer(s) of the remaining balance
	out	of the Interim Segment. We will send Notice to You prior to discontinuing this program.

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4.6	Unavailability of a Variable Subaccount

If a Variable Subaccount (including the Interim Segment) is no longer available for the allocation of Additional Premium or for transfers because it has been substituted by or merged into another Variable Subaccount, we will execute your instructions using the substituted or merged Variable Subaccount. The portfolio in which the substitute or proposed replacement Variable Subaccount invests may have higher fees and charges than the portfolio it replaces. If a Variable Subaccount is no longer available for the allocation of Additional Premium or for transfers for any other reason, we will allocate the Additional Premium pro rata among the remaining available Variable Subaccounts in which you are invested. If none of the Variable Subaccounts in which you are then currently invested are available for the allocation of Additional Premiums, we will attempt to contact you or your designated representative and obtain alternate instructions. If we are unable to obtain alternate instructions, we will return the Additional Premium to you. There will always be at least one Variable Subaccount available under this Contract.

4.7	Allocations to the Fixed Rate Strategy
We reserve the right to restrict the allocation of Premium and Indexed Segment and Variable Subaccount value to the Fixed Rate Strategy at any time.

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5. CONTRACT VALUE
5.1	The Separate Account for Premium Allocated to Indexed Segments
	We	allocate to one or more separate accounts the Premium you allocate to the Indexed Segments. The
	separate	account(s) we use are shown on the first page of this Contract. Each separate account is non-
	unitized,	which means there are no discrete units of ownership of the assets of the separate account. We
	own	the assets held in the separate account(s). We are not the trustee of these assets.
	We	established and administer the separate account(s) according to the laws and applicable regulations
	of	Iowa, our state of domicile. Although the separate account(s) supporting the Indexed Segments under
	the	Contract is registered with the Securities and Exchange Commission (“SEC”) under the Securities Act
	of	1933, as amended, we are not required to also register the separate account(s) with the SEC under the
	Investment	Company Act of 1940.
5.2	The Variable Separate Account
	The	Variable Separate Account is treated as a unit investment trust under federal securities laws. The
	Variable	Separate Account is registered with the SEC under the Investment Company Act of 1940. The
	Variable	Separate Account is also governed by the laws and applicable regulations of Iowa, our state of domicile.
	The	Variable Separate Account is kept separate from our General Account and any other separate
	accounts	we may have. We own the assets in the Variable Separate Account. Assets equal to the
	reserves	and other liabilities of the Variable Separate Account will not be charged with liabilities that arise
	from	any other business we conduct. We may transfer to our General Account assets of the Variable
	Separate	Account that exceed the reserves and other liabilities of the Variable Separate Account. Income
	along	with realized and unrealized gains or losses from assets in the Variable Separate Account are
	credited	to or charged against the Variable Separate Account without regard to other income, gains or
	losses	in our General Account and other separate accounts.
	Variable	Subaccounts
	The	Variable Separate Account is divided into Variable Subaccounts, each of which invests in a
	designated	mutual fund, unit investment trust or other investment portfolio that we determine to be suitable
	for	the Contract’s purposes. The mutual funds, unit investment trusts and other investment portfolios in
	which	a Variable Subaccount invests may be managed by a separate investment adviser. Such adviser
	may	be registered under the Investment Advisers Act of 1940.
	Changes	Within the Variable Separate Account
	We	may, from time to time, make additional Variable Subaccounts available to you. We also have the right
	to	eliminate Variable Subaccounts, combine two or more Variable Subaccounts or substitute a new
	investment	portfolio for the investment portfolio in which a Variable Subaccount invests. A substitution may
	become	necessary if, in our judgment, an investment portfolio or Variable Subaccount no longer suits the
	purpose	of the Contract. This may happen due to a change in laws or regulations, a change in a portfolio’s
	investment	objectives or restrictions, because the investment portfolio or Variable Subaccount is no longer
	available	for investment or for some other reason. We will obtain any required regulatory approvals before
	making	a substitution. We will send Notice to You in advance of any changes within the Variable Separate
Account.
	Subject	to any required regulatory approvals, we reserve the right to transfer assets of the Variable
	Separate	Account or any Variable Subaccount that we determine to be associated with the class of
	contracts	to which this Contract belongs to another Variable Separate Account or to another Variable
Subaccount.
	The	investment portfolio in which the transferred assets invest through the new separate account or
	variable	subaccount may have higher fees than the prior investment portfolio.
	When	permitted by law, we reserve the right to:
	(1)	Deregister the Variable Separate Account under the Investment Company Act of 1940;

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	(2)	Operate the Variable Separate Account as a management company under the Investment Company
		Act	of 1940 if it is operating as a unit investment trust;
	(3)	Operate the Variable Separate Account as a unit investment trust under the Investment Company Act
		of	1940 if it is operating as a managed variable separate account;
	(4)	Restrict or eliminate any voting rights of Owners or other persons who have voting rights to the
		Variable	Separate Account; and
	(5)	Combine the Variable Separate Account with other variable separate accounts.
5.3	Contract Accumulation Value
	On	the Contract Date, the Accumulation Value of this Contract equals the Initial Premium paid less any
	premium	tax, if applicable. At any time after the Contract Date, the Contract's Accumulation Value equals
	the	sum of the value of the Fixed Rate Strategy, each Indexed Segment and each Variable Subaccount to
	which	Premium is allocated. The value of the Fixed Rate Strategy, each Indexed Segment and each
	Variable	Subaccount is calculated separately as set forth in Sections 5.4, 5.5, and 5.6 of this Contract.
5.4	Fixed Rate Strategy
	Value	of the Fixed Rate Strategy
	The	value of the Fixed Rate Strategy equals the sum of each Premium and reallocation of Indexed
	Segment	value into this strategy. Each Premium and reallocation of Indexed Segment value will be
	calculated	as follows:
	(1)	On each Allocation Date, the value of each Premium or reallocation of Indexed Segment value in the
		Fixed	Rate Strategy equals the amount of Premium or reallocated Indexed Segment value, less any
		premium	tax, if applicable; and
	(2)	On each day thereafter, the value associated with each Premium or reallocation of Indexed Segment
		value	held in the Fixed Rate Strategy equals:
		(a)	The value of the Premium or reallocation of Indexed Segment value on the last Allocation Anniversary; less
		(b)	Any reallocations out of the Fixed Rate Strategy since the last Allocation Anniversary; less
		(c)	Adjustments for any Withdrawals from the Fixed Rate Strategy since the last Allocation Anniversary; plus
		(d)	Interest credited daily.
	For	the purpose of this calculation, during the first Allocation Year, the Allocation Date shall be deemed to
	be	“the last Allocation Anniversary.”
	Interest	will be compounded daily in a manner to yield the declared annual Fixed Interest Rate. The
	declared	annual Fixed Interest Rate will be at least equal to the Minimum Guaranteed Interest Rate
	shown	in the Contract Schedule. The Fixed Interest Rate applicable to each Premium or reallocation of
	value	will be declared on the Allocation Date and on each subsequent Allocation Anniversary and will not
	be	changed more often than once in any twelve month period.
	The	initial interest rate applicable to the Initial Premium is shown in the Contract Schedule. The portion
	of	any Additional Premium or reallocations of Indexed Segment value to the Fixed Rate Strategy will be
	credited	with interest at a rate declared by us.
	In	case of a Withdrawal or Surrender, interest will be credited on the portion of the Fixed Rate Strategy’s
	value	withdrawn or surrendered up to and including the date the transaction is processed. The value of
	this	Strategy at any date within an Allocation Year will be determined by us with allowance for the time
	elapsed	in the Allocation Year. No interest will be credited on any premium tax after we deduct it.

The Fixed Rate Strategy Minimum Guaranteed Value The Fixed Rate Strategy Minimum Guaranteed Value equals:

(1)	87.5% of the portion of the Premium allocated to the Fixed Rate Strategy, less premium taxes, if applicable; adjusted for
(2)	Reallocation of value to or from the Fixed Rate Strategy and any Withdrawals or Surrenders; plus
(3)	Interest credited daily at the applicable Minimum Guaranteed Surrender Value Interest Rate.

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The initial Minimum Guaranteed Surrender Value Interest Rate is shown in the Contract Schedule. It is set on the Contract Date and will not change for the first eight Contract Years. On the eighth Contract Anniversary and on each Contract Anniversary thereafter, the Minimum Guaranteed Surrender Value Interest Rate will be set equal to the average of the five-year Constant Maturity Treasury Rate for each day that it is reported by the Federal Reserve during the month of October in the calendar year preceding the calendar year of the Contract Anniversary, less 1.25%. The Minimum Guaranteed Surrender Value Interest will be rounded to the nearest 0.05% and will not be greater than 3.00% or less than 1.00%.

Reallocations, Withdrawals and Surrender Adjustments

The reallocation of value to or from the Fixed Rate Strategy will result in a pro-rata increase or decrease of the Fixed Rate Strategy Minimum Guaranteed Strategy Value in the same proportion as the value being reallocated bears to the total value of the Fixed Rate Strategy. The Withdrawal or Surrender from the Fixed Rate Strategy will result in a dollar for dollar reduction of the Minimum Guaranteed Strategy Value equal to the amount withdrawn or surrendered.

5.5 Indexed Segments

The value of an Indexed Segment depends on the performance of an Index, Segment Term, the Cap Rate we declare and the Buffer you have selected.

The following definitions apply to the Indexed Segments:

Index Value

The Index Value is the reference price, not including dividends, used to determine the Index Change for an Indexed Segment. If a Segment Start Date or Segment End Date occurs on a day that is not a Business Day, we will use Index Values at the close of the most recent previous Business Day.

Index Change

Index Change is, for any Indexed Segment, the percentage change in the value of the related Index from the Segment Start Date to the Segment End Date.

We calculate the Index Change as a point to point change in the Index over the Segment Term using the formula below:

Ending Index Value - Beginning Index Value
Beginning Index Value

The Index Change may be positive or negative.

Cap Rate

The Cap Rate is the highest Index Change that can be credited on a Segment End Date. On any date before the Segment End Date, the Cap Rate is prorated by the amount of time that has elapsed in the Segment Term by multiplying the Cap Rate times the Prorating Factor described below.

We set the Cap Rate for each new Indexed Segment on the Segment Start Date. The Cap Rate for each Segment shall be determined solely in our discretion. The Cap Rate may vary for each Indexed Segment. We may set Cap Rates for new Contracts that are different than the Cap Rates we set during that period for the same Indexed Segment under existing Contracts. You may set a minimum declared Cap Rate, or Rate Threshold, that must be met for Premium to be allocated to an Indexed Segment., See section 4.3.

Buffer

The Buffer is the maximum percentage loss in an Index that is absorbed by us on a Segment End Date before the Indexed Segment will lose value. On any date before the Segment End Date, the Buffer is prorated by the amount of time that has elapsed in the Segment Term, by multiplying the Buffer times the Prorating Factor described below. Buffers are expressed as a percentage value that is greater than or equal to zero.

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Prorating Factor

The Prorating Factor is the proportion of the Segment Term that has passed and is calculated using the following formula:

Number of days elapsed in the Segment Term
Total number of days in the Segment Term

Index Credit

The Index Credit is the Index Change after application of the Cap Rate or Buffer. The Index Credit can be negative.

If the Index Change is greater than or equal to zero, then the Index Credit is equal to the lesser of the Index Change and the Cap Rate.

If the Index Change is less than zero, then the Index Credit is equal to the lesser of zero and the Index Change offset by the Buffer.

The Index Credit for the Segment Term is recalculated daily based on the Index Change, Prorating Factor, Cap Rate, and Buffer.

Indexed Segment Value

Each Indexed Segment will have an associated value which will be calculated as follows:

(1)	On each Segment Start Date the value equals the amount of Premium and/or renewal value allocated
	to	the Indexed Segment, less any premium tax, if applicable.
(2)	On each Segment End Date the value for an Indexed Segment equals:
	(a)	The value on the Segment Start Date; multiplied by
	(b)	A Proportional Adjustment for any Withdrawal of value during the Segment Term as described below; plus
	(c)	The result multiplied by (1+ the applicable Index Credit).
(3)	On any other date during the applicable Segment Term, the value is calculated as follows:
	(a)	The value on the Segment Start Date; multiplied by
	(b)	A Proportional Adjustments for any Withdrawal of value during the Segment Term as described below; plus
	(c)	The result multiplied by (1+ the applicable Index Credit) where the Index Credit is calculated by applying the Prorating Factor to the Indexed Segment Cap Rate and Buffer.
Proportional	Adjustments
A	Withdrawal from an Indexed Segment reduces the value of the Indexed Segment that is available to participate in Index Credit for the remainder of the Segment Term. If a Withdrawal from an Indexed Segment occurs before the end of the Segment Term, for the remainder of the Segment Term, we calculate the Index Credit and value of the Indexed Segment by proportionally reducing the Beginning value using the following formula:

Indexed Segment value immediately after the Withdrawal Indexed Segment value immediately before the Withdrawal

Discontinuation of or Substantial Change to the Index

We have the right, subject to compliance with applicable law, to:

(1)	Substitute an alternative Index if the publication of the Index is discontinued, or, at our sole Discretion, we determine that our use of the Index should be discontinued; or
(2)

End an Indexed Segment if an Index is discontinued or otherwise becomes unavailable to us and no reasonable alternative is then available for substitution of such Index. If we end an Indexed Segment before its scheduled Segment End Date, we will determine a Segment value in accordance with our procedures for calculation of Indexed Segment value. We will notify you of any of the above actions we take.

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	We	may cease to accept Additional Premium payments to any specific Indexed Segment at any time at
	our	discretion.
	In	addition, we may cease to accept Renewal Allocations to any specific Indexed Segment, or cease to
	permit	value from continuing to be applied to any specific Indexed Segment at the applicable Segment
	Term	renewal under the following circumstances:
	(1)	The Index is discontinued or its composition is substantially changed, or our agreement with the sponsor of the Index is terminated; or
	(2)	We determine that conditions in the capital markets do not permit us to effectively establish reasonable Cap Rates applicable to the Indexed Segment.
	We	will notify you in advance of the date on which we will cease accepting Additional Premiums or
	Renewal	Allocations to an Index or cease to permit value from continuing to be applied to any specific
	Index	at the applicable Segment End Date. If you do not provide Notice to Us regarding the renewal of
	value	from a discontinued Index, the value applicable to the discontinued Index will be held in the Interim
	Segment	at the next Segment End Date applicable to the discontinued Index.
5.6	Variable Subaccounts
	Each	Variable Subaccount is valued at the close of each Business Day for the preceding Valuation Period.
	On	the Contract Date, the value in each Variable Subaccount equals the amount allocated to that Variable
	Subaccount,	less premium tax if applicable. At the close of each Business Day thereafter, the value in
	each	Variable Subaccount is calculated as follows:
	(1)	We start with the value in the Variable Subaccount at the close of the preceding Business Day;
	(2)	We multiply (1) by the Variable Subaccount’s Net Return Factor, explained below, for the current Valuation Period;
	(3)	We add to (2) any Additional Premium accepted, less premium taxes if applicable, to the Variable Subaccount during the current Valuation Period;
	(4)	We add or subtract transfers to or from that Variable Subaccount during the current Valuation Period;
	(5)	We subtract from (4) any Withdrawals or Surrenders, and any applicable Surrender Charges from the Variable Subaccount during the current Valuation Period; and
(6)

We subtract from (5) any charges, other than daily Variable Separate Account Fee, and applicable taxes including any premium taxes not previously deducted, allocated to that Variable Subaccount for any deductions from the Variable Subaccount value as shown in the Contract Schedule.

	Variable	Subaccount’s Net Return Factor
	The	Net Return Factor for each Variable Subaccount is calculated as follows:
	(1)	We take the net asset value of the investment portfolio in which the Variable Subaccount invests at the close of the current Business Day;
	(2)	We add to (1) the amount of any dividend or capital gains distribution declared for the investment portfolio and reinvested in such investment portfolio during the current Valuation Period;
	(3)	We divide (2) by the net asset value of the investment portfolio at the close of the preceding Business Day; and
	(4)	We subtract the daily Variable Separate Account Fee set forth in the Contract Schedule for each Variable Subaccount for each day in the current Valuation Period.
	Calculations	for Variable Subaccounts investing in unit investment trusts are on a per unit basis.
5.7	Charges
	Variable	Separate Account Fee
	We	assess a Variable Separate Account Fee against each Variable Subaccount on a daily basis. We
	may,	at any time, charge less but will never charge more than the daily Variable Separate Account Fee
	shown	in the Contract Schedule.
	Surrender	Charge
	If	you take a Withdrawal from or Surrender the Contract during the Surrender Charge Period, we may
	deduct	a Surrender Charge based on a percentage of each Premium withdrawn or surrendered. A
	Surrender	Charge will not apply to the Free Amount Percentage and may be waived due to Extended
	Medical	Care or Terminal Condition, as described below.

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A Surrender Charge will be applied as follows:

(1)

At the time of a Withdrawal, the Surrender Charge Percentage(s) will be based to the portion of the Premium being withdrawn. The Surrender Charge will equal the Premium withdrawn multiplied by the applicable Surrender Charge Percentage(s). We deduct the Surrender Charge(s) from the Accumulation Value after the Withdrawal; and

(2)	At the time of a Surrender, the available Premium first will be reduced for any Surrender Charges previously waived on amounts withdrawn in the same Contract Year in which the Surrender occurs.
The Surrender Charge will equal this adjusted Premium multiplied by the applicable Surrender Charge Percentage(s).

The Surrender Charge Percentage(s) imposed at the time of a Withdrawal or Surrender depends on the number of Contract Years that have elapsed since the Premium Date. Surrender Charge Percentages are shown in the Contract Schedule.

Waiver of Surrender Charges due to Extended Medical Care or Terminal Condition

We will waive any Surrender Charges otherwise applicable if you Surrender or make a Withdrawal because you are receiving Extended Medical Care or if you are diagnosed with a Terminal Condition.

To qualify for this waiver as a result of Extended Medical Care:

(1) You (or any Annuitant, if the Owner is not a natural person) must first begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such Extended Medical Care for at least forty-five days during any continuous sixty day period; and (2) Your request for a Withdrawal or Surrender, together with satisfactory proof of such Extended Medical Care, must be provided by Notice to Us during the term of such Extended Medical Care or within ninety days after the last day that you received such Extended Medical Care. Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

To qualify for a waiver as a result of a Terminal Condition:

(1)	You (or any Annuitant, if the Owner is not a natural person) must first be diagnosed by a Qualifying Medical Professional as having a Terminal Condition on or after the first Contract Anniversary; and
(2)

Your request for a Withdrawal or Surrender, together with satisfactory proof of such Terminal Condition, must be provided in a Notice to Us. Such proof must be in writing and, where applicable, attested to by a Qualifying Medical Professional.

We may, at any time and at our expense, require a secondary medical opinion by a Qualifying Medical Professional of our choosing in connection with (i) the prescription of Extended Medical Care or (ii) the diagnosis of a Terminal Condition.

Excess Transfer Fee

We may assess an Excess Transfer Fee for each Excess Transfer among Variable Subaccounts after the first twelve transfers in a Contract Year. Any Excess Transfer Fee will be deducted from the value in the Variable Subaccount(s) from which an Excess Transfer is made. The transfer of value from any Variable Subaccount is deemed to be one transfer regardless of the number of Variable Subaccounts into which the value is transferred. We may, at any time, charge less but will never charge more than the Excess Transfer Fee shown in the Contract Schedule.

Premium Tax

We may deduct from the Accumulation Value the amount of any premium tax or other state and local taxes levied by any state or local government entity when:

(1)	Such premium tax is incurred by us; or
(2)	Any amount is applied to an Annuity Plan as described in Section 6.4.

We have the right to change the amount we charge for any premium tax to conform to changes in applicable law or if you change your state of residence.

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Other Taxes

We do not expect any U.S. federal income tax liability attributable to the Variable Separate Account.

However, changes in federal income tax laws, regulations and/or the interpretation thereof may result in our being taxed on income or gains attributable to the Variable Separate Account. In this case, a charge may be deducted from the Variable Separate Account to provide for the payment of such taxes.

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6. CONTRACT BENEFITS

6.1	Contract Surrender
	On	or at any time prior to the Annuity Commencement Date, you may Surrender this Contract for its Cash
	Surrender	Value. To do so, you must provide Notice to Us. If we receive your Notice to Us before the
	close	of business on any Business Day, the Cash Surrender Value will be determined at the close of
	business	on such Business Day; otherwise, the Cash Surrender Value will be determined as of the close
	of	the next Business Day. We may require that this Contract be returned to us before we pay you the
	Cash	Surrender Value. If you have lost the Contract, we may require that you complete and return to
	Customer	Service a lost contract form. Upon payment of the Cash Surrender Value, this Contract shall
	cease	to have any further value.
	To	calculate the Cash Surrender Value, we start with the greater of: (1) the Accumulation Value; or (2) the
	sum	of the value of each Indexed Segment, each Variable Subaccount and the Fixed Strategy Minimum
	Guaranteed	Value at the time of the Surrender. We subtract any previously waived Surrender Charge on
	Premium	withdrawn in the Contract Year of the Surrender. Finally, we subtract any Surrender Charge
	calculated	at the time of Surrender pursuant to Section 5.7.
6.2	Withdrawals
	At	any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation
	Value,	subject to the terms and conditions stated below, by providing Notice to Us. If we receive your
	Notice	to Us before the close of business on any Business Day, the Withdrawal will be taken at the close
	of	business on such Business Day; otherwise, the Withdrawal will be taken as of the close of business on
	the	next Business Day. Premiums will be withdrawn first before any interest credited on the Fixed Rate
	Strategy,	Index Credits on the Indexed Segments and earnings on amounts allocated to the Variable
Subaccounts.
	Minimum	Withdrawal
	The	minimum amount that may be withdrawn at any one time is the lesser of:
	(1)	The Minimum Withdrawal Amount shown in the Contract Schedule;
	(2)	The Required Minimum Distribution Amount; or
	(3)	The Free Amount Percentage.
	Order	of Withdrawal
	Unless	you direct us otherwise, Withdrawals will be deducted in the following order:
	(1)	First from the Variable Subaccounts on a pro rata basis;
	(2)	Next from the Fixed Rate Strategy based on the order that values are allocated on a first in first out basis; and
	(3)	Finally from the Indexed Segments on a pro rata basis.
	Withdrawal	Treated as Full Surrender
	A	Withdrawal will be deemed a Surrender and the Cash Surrender Value will be paid if, after giving effect
	to	such Withdrawal, the Cash Surrender Value remaining would be less than the Minimum Remaining
	Cash	Surrender Value Amount shown in the Contract Schedule.
6.3	The Death Benefit
	If	any Owner (or, if the Owner is not a natural person, any Annuitant) dies before the Annuity
	Commencement	Date, the Death Benefit is payable to the Beneficiary as determined under Section 3.4.
	Only	one Death Benefit is payable under this Contract. If there are multiple Beneficiaries, the Death
	Benefit	will be paid in equal shares to all Beneficiaries in the same class (primary or contingent, as
	applicable)	unless you provide Notice to Us directing otherwise.
	The	Death Benefit equals the greater of: (1) the Accumulation Value; or (2) the sum of the value of each
	Indexed	Segment, each Variable Subaccount and the Fixed Strategy Minimum Guaranteed Value as of
	the	date of our receipt of Notice to Us of Proof of Death of the Owner or Annuitant and all required claim
	forms.	Until we receive Notice to Us of Proof of Death and all required claim forms, or a spousal
	beneficiary’s	election to continue the Contract, the Contract’s Accumulation Value will remain in the Fixed

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Rate Strategy, Indexed Segments and/or Variable Subaccounts in the same proportion as on the date of death and such allocations will continue to operate as if the death had not occurred. The entire interest in this Contract must be distributed as described below in accordance with the requirements of Section 72(s) of the Code and all the terms of this Contract shall be interpreted in accordance with that section. If the Death Benefit is applied to an Annuity Plan, the primary Beneficiary will be deemed to be the Annuitant. See Section 6.4 for more information on applying the Death Benefit to an Annuity Plan.

Spousal Beneficiaries

If the sole primary Beneficiary is the deceased Owner’s “spouse” (as defined by federal law), upon Notice to Us from your surviving spouse, in lieu of receiving the Death Benefit, the Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the Code and the following will apply:

(1)	If the deceased Owner was the Annuitant, the surviving spouse will also become the Annuitant;
(2)	The age of the surviving spouse will be used as the Owner’s age under the continued contract;
(3)	If the original Owner died during the Surrender Charge Period, Surrender Charges on subsequent Withdrawals or a Surrender will be waived; and
(4)

At the subsequent death of the new Owner (i.e., the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below, after which the continued contract will terminate.

If the deceased Owner’s spouse does not choose to continue the Contract (or, if continued, upon the death of the deceased Owner’s spouse), the Death Benefit will be distributed as stated below for non-spousal Beneficiaries. If the deceased Owner’s spouse has attained the Maturity Age shown on the Contract Schedule on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract.

Non-spousal Beneficiaries

If any primary Beneficiary is someone other than the deceased Owner’s spouse, the primary Beneficiary will become the Annuitant and the remaining interest in the Contract must be distributed to the Beneficiary:

(1)	In its entirety within five years of the Owner’s death; or
(2)	Beginning within one year after the Owner’s death:
	(a)	Over the life of the Beneficiary; or
	(b)	Over a period not greater than the Beneficiary’s life expectancy.

During any deferral period after we receive Notice to Us of Due Proof of Death and all required claim forms, the Death Benefit will remain allocated to the Fixed Rate Strategy, Indexed Segments and/or Variable Subaccounts in the same proportion as on the date of death and such allocations will continue to operate as if the death had not occurred. Subject to the limits on transfers and reallocations, however, the Beneficiary may allocate the Death Benefit between the Fixed Rate Strategy, available Indexed Segments and Variable Subaccounts. If the Beneficiary dies before all amounts attributable to the Death Benefit have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

How to Claim the Death Benefit

We shall pay the Death Benefit upon our receipt of Notice to Us of Proof of Death and all required claim forms. The claimant should contact Customer Service at the address or phone number on the first page of this Contract for further instructions.

6.4 Annuity Payments

If, on the Annuity Commencement Date as shown on the first page of this Contract, the greater of: (1) the Accumulation Value, minus any applicable premium tax; or (2) the sum of the value of each Indexed Segment, each Variable Subaccount and the Fixed Strategy Minimum Guaranteed Value, minus any applicable premium tax, is less than the Minimum Remaining Cash Surrender Value Amount shown the in the Contract Schedule, we will pay you or, subject to our consent in the event the payee is not a natural person, a payee designated by you, such value in one lump sum payment as directed by you and this Contract will have no further value. If an Annuitant is living on the Annuity Commencement Date as shown on the first page of this Contract, or as later changed as provided below, and on the Annuity Commencement Date the greater of: (1) the Accumulation Value, minus any applicable premium tax; or (2) the sum of the value of each Indexed Segment, each Variable Subaccount and the Fixed Strategy Minimum Guaranteed

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Value, minus any applicable premium tax, is equal to or greater than the Minimum Remaining Cash Surrender Value Amount, we will begin making fixed Annuity Payments as described below.

We will make Annuity Payments beginning on the Annuity Commencement Date, on a monthly basis unless you deliver Notice to Us directing us to pay at a different frequency. However, requests for periodic payments other than monthly, quarterly, semi-annually or annually require our consent.

If the day an Annuity Payment is scheduled to be paid is not a Business Day, for instance, a weekend, or does not exist in any month in which an Annuity Payment is due, for instance, a month that does not contain twenty-nine, thirty, or thirty-one days, such Annuity Payment will be paid on the next Business Day.

The amount applied to an Annuity Plan will be the greater of: (1) the Accumulation Value, minus any applicable premium tax; or (2) the sum of the value of each Indexed Segment, each Variable Subaccount and the Fixed Strategy Minimum Guaranteed Value, minus any applicable premium tax. The Annuity Payment amount will be determined by the amount applied to the Annuity Plan you have elected.

Each Annuity Payment must equal or exceed the Minimum Annuity Payment Amount shown in the Contract Schedule. If Annuity Payments would be less than the Minimum Annuity Payment Amount, we have the right to make such Annuity Payments less frequently as necessary to make the Annuity Payment equal to the Minimum Annuity Payment Amount.

We have the right to change the Minimum Remaining Cash Surrender Value Amount and the Minimum Annuity Payment Amount stated in this provision based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.

Selecting an Annuity Commencement Date

You select the Annuity Commencement Date. The Annuity Commencement Date may be any date following the first Contract Anniversary but not later than the Contract Anniversary on or immediately following the oldest Annuitant’s 95th birthday, unless we agree to a later date or unless the Internal Revenue Service publishes a final regulation or a revenue ruling concluding that an annuity contract with an Annuity Commencement Date that is later than the Contract Anniversary following the oldest Annuitant’s 95th birthday will be treated as an annuity for U.S. federal tax purposes. You may select an Annuity Commencement Date by providing Notice to Us at least thirty days in advance of the date you select. If you do not select an Annuity Commencement Date, the Annuity Commencement Date will be the Contract Anniversary on or next following the oldest Annuitant’s 95th birthday.

Electing an Annuity Plan

You may elect any of the Annuity Plans described below. In addition, you may elect any other Annuity Plan we may be offering on the Annuity Commencement Date. You may change the Annuity Plan you have elected at any time before the Annuity Commencement Date upon thirty days prior Notice to Us. Upon request, we will send you the proper forms to elect or change an Annuity Plan. The elected Annuity Plan shall become effective when we receive satisfactorily completed forms indicating your election.

If you do not elect an Annuity Plan by the Annuity Commencement Date, fixed payments, calculated based on the oldest Annuitant’s life, will be made to you or a payee designated by you automatically each month for a minimum of 120 months and as long thereafter as the oldest Annuitant lives unless otherwise limited by applicable law.

Your election of an Annuity Plan is subject to the following additional terms and conditions:

(1)	If you do not direct us otherwise, Annuity Payments will be paid to you;
(2)	Our consent is necessary if the payee is not a natural person; and
(3)	Any change in the payee will take effect as of the date we receive Notice to Us.

If any Owner or payee dies on or after the Annuity Commencement Date but before all Annuity Payments have been paid, we will pay the primary Beneficiary the remaining value of any such Annuity Payments at least as rapidly as under the Annuity Plan in effect at the time of death.

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The Fixed Annuity Plans

(1)	Payments for a Fixed Period -

Annuity Payments are paid in equal installments for a fixed number of years as shown in the Annuity Plan A table in the Contract Schedule. The number of years cannot be less than ten or more than thirty unless otherwise limited by applicable law.

(2)	Payments for Life with Period Certain -

Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in the Annuity Plan B table in the Contract Schedule. However, the number of years cannot be less than ten or more than thirty unless otherwise required by applicable law.

(3)	Life Only Payments -
Annuity Payments are paid for as long as the Annuitant is living as shown in the Annuity Plan B table in the Contract Schedule.

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7. OTHER IMPORTANT INFORMATION

7.1	Annual Report to Owner
	We	will provide you a report at least once during each Contract Year. The report will show the current
	Accumulation	Value and the Cash Surrender Value of this Contract, as well as any amounts deducted
	from,	or added to, the Accumulation Value since the last report. The report will also include any other
	information	that is required by law or regulation.
	This	report will be sent to you at your last known address within sixty days after the report date. Upon
	your	request, we will provide additional reports, but we reserve the right to assess a reasonable charge for
	each	additional report. We will also provide you with copies of any other notices, reports or documents as
	required	by law or regulation.
7.2	Assignment
	You	may assign this Contract as security for a loan or other obligation. Such an assignment is not a
	change	of ownership. However, your rights, and those of any Beneficiary, are subject to the terms of any
	assignment.	Written consent of any Irrevocable Beneficiary is required before any assignment is effective.
	You	shall provide Notice to Us in order to make, modify or release any assignment. We are not
	responsible	for the validity or other effects of any assignment.
7.3	Misstatement Made by Owner in Connection with the Purchase of this Contract
	We	may require proof of the age and/or sex of any person upon whose life a Death Benefit or Annuity
	Payments	are determined. If you have misstated the age or sex of such person, we will adjust future
	benefit	payments to reflect those that the Accumulation Value would have purchased at the correct age or
	sex.	We will include in the next payment any underpayments due to such misstatement with interest
	credited	at the rate of 1.5% annually. We will deduct any overpayments plus interest at 1.5% annually
	from	future payments until the overpayment has been repaid in full.
	We	reserve the right to void this Contract and return the Cash Surrender Value in the event you make any
	fraudulent	material misrepresentation in connection with the purchase of this Contract.
7.4	Deferral of Payments from the Fixed Rate Strategy and Indexed Segments
	We	may, at any time, defer payment of any Surrender or Withdrawal of amounts held in the Fixed Rate
	Strategy	or allocated to the Indexed Segments for up to six months after we receive a request for it,
	contingent	upon written approval by the insurance supervisory official in the jurisdiction in which this
	Contract	is issued.
7.5	Deferral of Payments from the Variable Subaccounts
	We	may not be able to determine the value of the assets in the Variable Subaccounts when:
	(1)	The New York Stock Exchange is closed;
	(2)	Trading on the New York Stock Exchange is restricted;
(3)

An emergency exists as determined by the SEC so that the sale of securities held in the Variable Separate Account may not reasonably occur or so that we may not reasonably determine the value of the Variable Separate Account’s net assets; or

	(4)	The SEC so permits for the protection of security holders.
	During	such times, as to amounts allocated to the Variable Subaccounts, we may delay:
	(1)	Determination and payment of the Cash Surrender Value;
	(2)	Determination and payment of any Death Benefit;
	(3)	Allocation changes of the Variable Subaccount value; or
	(4)	Application of the Variable Subaccount value under an Annuity Plan.
7.6	Incontestability
	Except	in the case of fraud, this Contract shall be incontestable from the Contract Date.

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7.7	Basis of Computation

If required by law, we have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is issued. The reserves and guaranteed values will at no time be less than the minimums required by the laws of such jurisdiction.

7.8	Rules for Interpreting this Contract

In this Contract, headings and captions are intended for convenience in reference only and do not affect interpretation of the Contract’s provisions. Unless the context clearly indicates otherwise: (1) All language that implies the singular will also include the plural (and vice versa) and any words indicating one gender will also include the other gender, as appropriate; and

(2)	Where a word or phrase has been given a defined meaning, any other part of speech or grammatical form of that word or phrase will have a corresponding meaning.

7.9 Non-Waiver

We may, in our discretion, elect not to exercise any right, privilege, or option under this Contract. Such election will not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor will it constitute a waiver of any provision in the Contract.

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Voya Insurance and Annuity Company

[Des Moines, Iowa]

Customer Service
[P.O. Box 9271
909 Locust Street
Des Moines, Iowa 50306-9271]
[1-888-854-5950]

FLEXIBLE PREMIUM DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY CONTRACT

Payments and values, when based upon the investment experience of the Variable Subaccounts, are variable and not guaranteed as to a fixed dollar amount.

If you take a Withdrawal from or Surrender the Contract, Surrender Charges may apply. Surrender Charges, when applied, will reduce the amount paid to you. Surrender Charges will not apply under certain conditions. While Contract values may be affected by an external index, the Contract does not directly participate in any equity investments.

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of Voya Insurance and Annuity Company.

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